Exhibit 99.1

FOR:	GUITAR CENTER, INC.

CONTACT:	Bruce Ross
Chief Financial Officer
(818) 735-8800

Financial Dynamics:
	Investors:	Leigh Parrish, Teresa Thuruthiyil
(415) 439-4521
	Media:	Christopher Katis
(415) 439-4518

For Immediate Release

GUITAR CENTER SECOND QUARTER 2004 NET INCOME

INCREASES 97.5% YEAR-OVER-YEAR

CONSOLIDATED NET SALES INCREASE 16.5% FROM PRIOR YEAR

GUITAR CENTER COMPARABLE STORE SALES INCREASE 8%

COMPANY RAISES THIRD QUARTER EARNINGS GUIDANCE

TO $0.39 TO $0.42 PER SHARE

Westlake Village, California (July 28, 2004) – Guitar Center, Inc. (Nasdaq NMS: GTRC) today reported that its net income for the second quarter of 2004 increased 97.5% to $12.1 million, or $0.47 per diluted share, compared to net income in the second quarter of 2003 of $6.2 million, or $0.25 per diluted share.  Consolidated net sales for the quarter ended June 30, 2004 increased 16.5% to $339.6 million from $291.6 million in the same period last year.

Marty Albertson, president and co-chief executive officer of Guitar Center, said, “We are pleased to report another excellent quarter for the Company.  Our Guitar Center stores again achieved a strong 8% increase in comparable store sales, as we experienced a good response to our buyer’s guide mailings during the quarter.  Musician’s Friend generated a 13% increase in sales, on top of the 30% year-over-year growth this division had achieved in the second quarter of 2003.  The strong results we have generated through the first six months of this year have exceeded our expectations and clearly demonstrate the benefits of our investments in retail and direct response infrastructure as our business continues to expand.”

Guitar Center Results

During the second quarter, we opened a small format Guitar Center store in Nashua, New Hampshire and two large format stores in Fort Worth, Texas and Lawrenceville, Georgia.  Net sales from Guitar Center stores were $262.9 million for the second quarter, a 17.8% increase from $223.1 million reported in the same period of 2003.  Comparable Guitar Center store sales increased 8% for the quarter.  Sales from new stores contributed $21.2 million and represent 53.4% of the total increase in Guitar Center store sales.

Second quarter gross margin for the Guitar Center stores, after buying and occupancy costs, was 26.0% compared with 23.7% in the second quarter of 2003.  This increase reflects a higher than expected selling margin, reduced freight expense and leveraging of occupancy costs due to the strong comparable store sales increase.  Selling, general and administrative expenses for the Guitar Center stores, inclusive of corporate general and administrative expenses, were 20.6% as a percentage of net sales compared with 20.2% in the second quarter of 2003.  The increase reflects higher expenses related to advertising, medical insurance and bonus accruals.

Musician’s Friend Results

In the second quarter, direct response net sales increased 12.9% to $68.2 million from $60.4 million in the second quarter of 2003.

In the second quarter, gross margin for the direct response division was 33.7% compared with 32.1% in the second quarter of 2003.  The increase in gross margin resulted primarily from a higher selling margin and a reduction in sales returns, partially offset by higher freight costs.  Selling, general and administrative expenses for the direct response division were 21.4% in the second quarter compared to 21.5% in the same period last year.

American Music Results

Net sales from American Music stores increased 7.5% to $8.6 million for the second quarter compared with $8.0 million generated in the second quarter of 2003.

Second quarter gross margin for the American Music stores was 33.1% compared with 40.0% in the second quarter of 2003.  The decrease is primarily due to a lower selling margin and a change in product mix.  Selling, general and administrative expenses for the American Music stores were 50.8% as a percentage of net sales compared with 58.5% in the second quarter of 2003.   The decrease is primarily due to reduced

salary costs, bad debt expense and advertising.  As a result, we incurred an operating loss of $1.5 million for the second quarter for these stores.

Guitar Center also announced today that its American Music division has acquired the assets of the band and orchestra instrument business of Karnes Music.  Karnes Music rents and sells band and orchestra instruments and has operated in the Chicago area for more than 50 years.  The transaction included the acquisition of Karnes Music’s location in Itasca, Illinois and the related assets of its B&O business.  Karnes Music will continue to operate four retail stores selling pianos, which were not included in the transaction.  The total purchase price was approximately $3.0 million, including inventory of approximately $2.3 million.

Liquidity and Interest Expense

At June 30, 2004, we held cash balances of $3.8 million and had no borrowings drawn under our line of credit.  Interest expense in the second quarter of 2004 was $1.4 million compared to $3.0 million in the second quarter of 2003.  The reduction in interest expense is due primarily to the retirement of $67 million in 11% senior notes through a $100 million 4% convertible bond offering completed in June 2003.  The reduced interest expense benefited earnings by $0.04 per diluted share in the second quarter.

Business Outlook

We have opened one small format Guitar Center store to date in the third quarter in South Bend, Indiana and plan to open an additional four Guitar Center stores during the quarter, comprised of one large format store in Glen Burnie, Maryland and small format stores in Kalamazoo, Michigan, Baton Rouge, Louisiana and Peoria, Illinois.

As a result of the better than anticipated second quarter results and assuming current business and economic trends continue, we are projecting that third quarter 2004 net sales will be in the range of $342 million to $352 million and that third quarter 2004 diluted earnings per share will be in the range of $0.39 to $0.42, an increase from the guidance we previously provided for this quarter on December 4, 2003.

Our guidance for the third quarter assumes that the 2.9 million shares of common stock underlying our convertible notes will be deemed to be outstanding for purposes of calculating earnings per share under the “if-converted” method of accounting.  Please see the information below under the caption “Pro Forma Adjustments” for an explanation of this method.

The comments regarding future financial performance in the immediately preceding paragraphs constitute forward-looking statements and are made in express reliance on the safe harbor provisions contained in Section 21E of the Securities Exchange Act of 1934.  This information, as well as other forward-looking information provided, should be read in conjunction with the information under the caption “Business Risks and Forward Looking Statements” below.

Pro Forma Data

We have prepared pro forma data applicable to the three and six months ended June 30, 2004 to supplement our results determined under applicable generally accepted accounting principles (GAAP).  This information should be read in conjunction with our financial statements prepared under GAAP which are attached to this release.

As previously indicated in our July 1, 2004 8-K filing, holders of Guitar Center 4.0% Senior Convertible Notes due 2013 may, if they elect, convert the notes into common stock during the conversion period commencing July 16, 2004 and continuing through and including October 14, 2004.  As the notes will be convertible during a portion of at least the third and fourth fiscal quarters of 2004, during such periods our earnings per share under applicable GAAP will be determined pursuant to the “if-converted” method.  Whether or not the notes are convertible after October 14, 2004 will be determined based on the trading prices of our common stock during the thirty trading days ending on October 15, 2004.

The following pro forma data reflects the impact to diluted earnings per share assuming the “if-converted” method for the three and six months ended June 30, 2004.  This method assumes conversion of convertible securities at the beginning of the respective reporting periods.  We have provided this pro forma data as the notes will be convertible during a portion of at least the third and fourth fiscal quarters of 2004, and presentation of this information for the second will enhance investor analysis of the earnings per share information.

Pro forma amounts are not meant as a substitute for financial data determined under applicable GAAP, but are included solely for informational purposes.  The following table illustrates the adjustments assuming application of the “if-converted” method as of January 1, 2004 and reconciles the pro forma data to the financial statements:

	Three months ended June 30, 2004	Six months ended June 30, 2004
	(in thousands, except per share data)

Pro forma diluted earnings per share:
Income before income taxes under GAAP	$19,588	$38,590
Add back interest on 4% Senior Convertible Notes (a)	1,182	2,364
Pro forma income before income taxes	20,770	40,954
Pro forma income taxes (b)	7,893	15,563
Pro forma net income	$12,877	$25,391

Diluted weighted average shares outstanding under GAAP	25,967	25,744
Plus incremental shares on assumed conversion of 4% Senior Convertible Notes (c)	2,892	2,892
Pro forma diluted weighted average shares outstanding	28,859	28,636

Pro forma diluted net income per share	$0.45	$0.89
Diluted net income per share under GAAP	$0.47	$0.93
Pro forma dilutive effect	$(0.02)	$(0.04)

(a)   Represents interest expense, including amortization of deferred financing costs, on the 4% Senior Convertible Notes.

(b)   The pro forma tax rate used is our effective tax rate of 38%.

(c)   Represents the full number of shares issuable upon conversion of the 4% Senior Convertible Notes.

Teleconference and Webcast

Guitar Center will host a conference call and audio webcast today at 2:00 p.m. PDT to discuss financial results for the second quarter ended June 30, 2004.  Certain financial and other statistical information expected to be presented on the conference call, along with information required under SEC Regulation G, may be accessed on the investor relations section of our corporate web site at www.guitarcenter.com/investors/irsupplemental_java.shtml.  To access the call, dial (800) 627-7250 (domestic) or dial (706) 645-9246 (international) and provide the Conference ID Guitar Center.  If you are unable to participate in the call live, a replay will be available through August 4, 2004.  To access this service, please dial (800) 642-1687 (domestically)or (706) 645-9291 (internationally); pin number 8570025.  The webcast will be simultaneously available through a link on the Company’s web site at www.guitarcenter.com or may also be accessed through a link at www.fulldisclosure.com.  A replay of the webcast will be available on the www.guitarcenter.com web site.

About Guitar Center

Guitar Center is the nation’s leading retailer of guitars, amplifiers, percussion instruments, keyboards and pro-audio and recording equipment.  We presently operate 131 Guitar Center stores, with 111 stores in 46 major markets and 20 stores in secondary markets across the U.S.  In addition, the American Music division operates 20 family music stores specializing in band instruments for sale and rental, serving thousands of teachers, band directors, college professors and students.  Guitar Center is also the largest direct response retailer of musical instruments in the U.S. through our wholly owned subsidiary, Musician’s Friend, Inc., and its catalog and web site, www.musiciansfriend.com.  More information on Guitar Center can be found by visiting the Company’s web site at www.guitarcenter.com.

Business Risks and Forward Looking Statements

This press release contains forward-looking statements relating to, among other things, results deemed to be achievable by management in the quarter ending September 30, 2004, and store opening plans.  This earnings guidance and the other financial and statistical data provided is based on preliminary, unaudited internal operating data that is subject to adjustment.  Sales and earnings trends are also affected by many other factors including, among others, world and national political events, including the existence of armed conflict involving the U.S., the effectiveness of our promotion and merchandising strategies, and competitive factors applicable to our retail and direct response markets.

In light of these risks, the forward-looking statements contained in this press release are not guarantees of future performance and in fact may not be realized.  Our actual results could differ materially and adversely from those expressed in this press release.  Further, the statements made by us above represent our views only as of the date of this press release, and it should not be assumed that the statements made herein remain accurate as of any future date.  We do not presently intend to update these statements prior to our next quarterly earnings release and undertake no duty to any person to effect any such update under any circumstances.

Investors are also urged to review carefully the discussion under the caption “Risks Related to the Business” in our Quarterly Report on Form 10-Q for the quarter ended March 31,

2004, which has been filed with the Securities and Exchange Commission and may be accessed through the EDGAR database maintained by the SEC at www.sec.gov.

Tables Follow